News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2020 EARNINGS PER SHARE OF $0.54 COMPARED TO $0.64 FOR SECOND QUARTER 2019
Clearfield, Pennsylvania – July 21, 2020

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the second quarter ended June 30, 2020.

Joseph B. Bower, Jr., President and CEO, stated, “Like most community banks across America, we spent the second quarter continuing to help our customers navigate through this difficult period. It has been challenging, yet very rewarding, for us to be able to help keep our communities safe, employed and encouraged for the future. CNB is fortunate to operate in an environment of strong work ethic and I believe this is why we had a favorable financial performance this quarter and why our outlook remains positive.”

Earnings Performance Highlights

•The three months ended June 30, 2020 include merger costs related to CNB’s acquisition of Bank of Akron of approximately $365 thousand, or $0.02 per diluted share, after-tax ($462 thousand pre-tax), while the six months ended June 30, 2020 include after-tax merger costs of approximately $422 thousand, or $0.03 per diluted share ($534 thousand pre-tax).

•Net income was $8.2 million, or $0.54 per diluted share, for the quarter ended June 30, 2020, and $17.1 million, or $1.11 per diluted share, for the six months ended June 30, 2020. Income before provision expense and income taxes was $15.7 million and $29.3 million, for the three months and six months ended June 30, 2020, respectively.

•Excluding after-tax merger costs, net income was $8.6 million, or $0.56 per diluted share, for the three months ended June 30, 2020 compared to $9.8 million, or $0.64 per diluted share, for the same period in 2019, reflecting decreases of $1.2 million, or 11.8%, and $0.08 per diluted share, or 12.5%.

•Excluding after-tax merger costs, net income was $17.5 million, or $1.14 per diluted share, for the six months ended June 30, 2020 compared to $19.2 million, or $1.26 per diluted share, for the same period in 2019, reflecting decreases of $1.8 million, or 9.1%, and $0.12 per diluted share, or 9.5%. Net income for the second quarter and first six months of 2020 was impacted by a higher level of provision expense, as discussed below.

•Excluding merger costs, income before provision expense and income taxes was $16.2 million for the quarter ended June 30, 2020, an increase of approximately $2.5 million, or 18.7%, from the same period in 2019. For the six months ended June 30, 2020, income before provision expense and income taxes was $29.8 million, representing an increase of approximately $3.5 million, or 13.3%, from the same period in 2019.

•As discussed in more detail below, the provision expense was $8.8 million as of June 30, 2020, which included: (i) a provision expense of approximately $2.6 million related to a specific loan loss reserve for a loan relationship moved to non-accrual at December 31, 2019, combined with (ii) a new qualitative factor specifically related to the ongoing novel coronavirus, or COVID-19, pandemic of approximately $909 thousand, (iii) adjustments to the qualitative factors to reflect the Corporation's outlook on unemployment and the economy, partially offset by (iv) a lower allowance requirement as a result of lower growth in total loans compared to historical levels.

Balance Sheet and Liquidity Highlights

•Loans totaling $3.0 billion as of June 30, 2020, including $217 million in Paycheck Protection Program ("PPP") loans, net of associated deferred processing fees. Excluding net PPP loans, loans grew $191 million, or 7.3%, compared to June 30, 2019. Loan growth, excluding net PPP loans, was driven primarily by commercial and industrial loans, which increased $53 million, or 5.3%, over the same period, while commercial real estate loans contributed an increase of $115 million, or 15.3%, over the same period. When evaluating on a divisional and regional basis, total loan growth was attributable primarily to our Private Banking division and Buffalo market, which experienced increases of $37.0 million, or 18.1%, and $116 million, or 36.3%, respectively.

◦Compared to the quarter ended December 31, 2019, total loans, excluding net PPP loans, increased $9.0 million, representing an annualized rate of 0.6%. This growth reflects the Corporation’s continued focus on adhering to disciplined pricing and credit quality standards.

•Deposits totaling $3.6 billion as of June 30, 2020, including an estimated $217 million in PPP deposits. Excluding PPP deposits, deposits grew by $644 million, or 23.6%, compared to June 30, 2019. The overall increase in deposits was driven primarily by our Private Banking division, which grew total deposits by $163 million, or 39.4%, while the deposit portfolio in our Buffalo market increased by $204 million, or 57.7%, over the same period.

◦Compared to the quarter ended December 31, 2019, total deposits, excluding estimated PPP deposits, increased $277 million, representing an annualized rate of 17.9%.

•At June 30, 2020 the Corporation’s cash position totaled approximately $663 million, including $222 million related to the Paycheck Protection Program Lending Facility ("PPPLF") and additional excess liquidity of $391 million held at the Federal Reserve, reflecting a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the Federal Home Loan Bank of Pittsburgh at June 30, 2020 was approximately $525 million.

•While book value per share was $21.45 and $18.86 as of June 30, 2020 and 2019, respectively, tangible book value per share was $18.94 as of June 30, 2020, reflecting an increase of 16.3% from a tangible book value per share of $16.28 as of June 30, 2019.

Customer Support Strategies and Loan Portfolio Profile

•The Corporation participated in PPP for loans provided under the auspices of the Small Business Administration (“SBA”). Under this program, the Corporation lent money primarily to its existing loan and/or deposit customers, based on a predetermined SBA-developed formula, intended to incentivize small business owners to retain their employees. These loans carry a customer rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination and have a two-year maturity. As of June 30, 2020, the Corporation had outstanding $226 million, or 1,898 PPP loan relationships, at a rate of 1.00% together with deferred processing fees of approximately $8.8 million.

•In addition to participating in PPP, in the first six months of 2020 the Corporation deferred loan payments for several of its commercial and consumer customers for a period up to six months, as determined by the financial needs of each customer. As of June 30, 2020, the deferred loan payment commitments were 1,463 loans, or $626 million, consisting of 596 loans, or $401 million, for which principal and interest were deferred, and 867 loans, or $225 million, for which principal only was deferred. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 503 loans, totaling $201 million;
◦Commercial real estate loans – 183 loans, totaling $351 million;
◦Residential mortgage loans – 595 loans, totaling $72 million; and
◦Consumer loans – 182 loans, totaling $2 million.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders as well as travel limitations. At June 30, 2020, the Corporation had loan concentrations for these industries as follows:

◦Hotels/Motels – $179 million, or 6.4%, of total loans outstanding, excluding PPP, and 92.1% pass-rated; and
◦Restaurants/Fast Foods - $26.3 million or, 0.9%, of total loans outstanding, excluding PPP, and 98.9% pass-rated.

•The Corporation also monitors closely its commercial acquisition, development and construction (“ADC”) portfolio, and as noted previously, the Corporation has determined the funded portion of this portfolio may represent a potentially higher level of credit risk as a result of the COVID-19 pandemic. At June 30, 2020, the Corporation had $159 million in funded ADC loans (excluding the previously mentioned Hotels/Motels and Restaurants/Fast Foods), or 5.6% of total loans outstanding, excluding PPP, and unfunded commitments for ADC loans of $160 million. The ADC portfolio by industry classification, excluding the Hotels/Motels and Restaurants/Fast Foods industries, is as follows:

◦Multi-family real estate projects – $66.4 million funded with unfunded commitments of $79.1 million;
◦Real estate developers – $30.3 million funded with unfunded commitments of $42.7 million;
◦Mixed used real estate projects – $21.2 million funded with unfunded commitments of $21.2 million;
◦All others – $41.1 million funded with unfunded commitments of $17 million.

•Another sector under pressure in the current economic environment is Oil and Gas. The Corporation has a negligible exposure to this sector, with loans outstanding of $15.4 million, or 0.5%, of total loans, excluding PPP, at June 30, 2020.

Performance Ratios

•While annualized return on average equity was 10.30% for the three months ended June 30, 2020, annualized return on average tangible equity was 11.71% for the same period. Excluding after-tax merger costs, annualized adjusted return on average tangible equity was 12.23% for the three months ended June 30, 2020, compared to 16.35% for the three months ended June 30, 2019.

•While annualized return on average equity was 10.80% for the six months ended June 30, 2020, annualized return on average tangible equity was 12.31% for the same period. Excluding after-tax merger costs, annualized adjusted return on average tangible equity was 12.61% for the six months ended June 30, 2020, compared to 16.59% for the six months ended June 30, 2019.

•Efficiency ratio was 57.76% and 59.01% for the three and six months ended June 30, 2020, respectively. Excluding merger costs, the adjusted efficiency ratio was 56.55% and 58.29% for the three and six months ended June 30, 2020, respectively, compared to 60.35% and 60.60% for the comparable periods in 2019. The improvement in efficiency ratio resulted from travel restrictions, hiring freeze, lower marketing expenditures and other expense management initiatives.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $37.9 million for the three months ended June 30, 2020, an increase of $2.3 million, or 6.5%, from the three months ended June 30, 2019 due to the following:

◦Net interest income for the three months ended June 30, 2020 increased to $29.9, representing a 4.0% increase from the three months ended June 30, 2019, driven by an overall growth of $380 million, or 12.2%, in average earning assets, excluding PPP and PPPLF related assets (collectively the "PPP-related assets"), partially offset by a reduction of 25 basis points in net interest margin on a fully tax-equivalent basis, again excluding PPP-related assets.

◦Net interest margin on a fully tax-equivalent basis was 3.14% and 3.76% for the three months ended June 30, 2020 and 2019, respectively, including $408 million for the three months ended June 30, 2020 in average PPP-related assets. Excluding PPP-related assets, the net interest margin on a fully-tax equivalent basis was 3.51% for the three months ended June 30, 2020.

▪The yield on earning assets of 3.98% for the three months ended June 30, 2020 included $408 million in PPP-related assets. Excluding the PPP-related assets, the yield on earning assets was 4.45% for the three months ended June 30, 2020 and decreased 53 basis points from 4.98% for the three months ended June 30, 2019. The cost of interest-bearing liabilities decreased 44 basis points from 1.44% for the three months ended June 30, 2019 to 1.00% for the three months ended June 30, 2020.

•Total revenue (comprised of net interest income plus non-interest income) was $73.2 million for the six months ended June 30, 2020, an increase of $3.7 million, or 5.4%, from the six months ended June 30, 2019 due to the following:

◦Net interest income for the six months ended June 30, 2020 increased 6.0% to $59.9 million from the six months ended June 30, 2019, driven by an overall growth of $425 million, or 13.8%, in average earning assets, excluding PPP-related assets, partially offset by a reduction of 25 basis points in net interest margin on a fully tax-equivalent basis, excluding PPP-related assets.

◦Net interest margin on a fully tax-equivalent basis was 3.31% and 3.76% for the six months ended June 30, 2020 and 2019, respectively, including $204 million for the six months ended June 30, 2020 in average PPP-related assets. Excluding PPP-related assets, the net interest margin on a fully-tax equivalent basis was 3.50% for the six months ended June 30, 2020.

▪The yield on earning assets of 4.30% for the six months ended June 30, 2020 included $204 million in PPP-related assets. Excluding PPP-related assets, the yield on earning assets was 4.55% for the three months ended and decreased 42 basis points from 4.97% for the six months ended June 30, 2019. The cost of interest-bearing liabilities decreased 25 basis points to 1.17% for the six months ended June 30, 2020 from 1.42% for the six months ended June 30, 2019.

•Total non-interest income was $7.9 million for the three months ended June 30, 2020 an increase of $1.2 million, or 17.0%, from the same period in 2019.

◦Total non-interest income includes net realized gains and unrealized losses on trading securities and net realized gains on available for sale securities, which combined totaled $2.5 million for the three months ended June 30, 2020 compared to $654 thousand for the three months ended June 30, 2019.

◦Excluding the items discussed above, non-interest income for the three months ended June 30, 2020 totaled $5.5 million, a decrease of $685 thousand, or 11.2%, from the same period in 2019. While Wealth and Asset Management fees continued to grow, the decrease in overall non-interest income was primarily driven by reduced activity and fee waivers as part of CNB’s response to the pandemic.

•Total non-interest income was $13.3 million for the six months ended June 30, 2020 an increase of $368 thousand, or 2.8%, from the same period in 2019.

◦Total non-interest income includes net realized and unrealized losses on trading securities, which combined totaled $1.9 million for the six months ended June 30, 2020 compared to $1.6 million for the six months ended June 30, 2019.

◦Excluding the items discussed above, non-interest income for the six months ended June 30, 2020 totaled $11.4 million, an increase of $62 thousand, or 0.5%, from the same period in 2019.

Non-Interest Expense

•For the three months ended June 30, 2020, total non-interest expense was $22.2 million. Excluding merger costs, total non-interest expense was $21.7 million for the three months ended June 30, 2020, a decrease of $247 thousand, or 1.1%, from the three months ended June 30, 2019.

•For the six months ended June 30, 2020, total non-interest expense was $43.9 million. Excluding merger costs, total non-interest expense was $43.4 million for the six months ended June 30, 2020, an increase of $248 thousand, or 0.6%, from the six months ended June 30, 2019. The lower growth in non-interest expenses for the three and six months ended June 30, 2020 as compared to historical periods primarily reflects the Corporation's ongoing focus on expense management.

Income taxes

•Income tax expense of $1.8 million for the three months ended June 30, 2020 decreased $285 thousand, or 13.9%, from the three months ended June 30, 2019. Our effective tax rate was 17.6% for the three months ended June 30, 2020 compared to 17.3% for the three months ended June 30, 2019.

•Income tax expense of $3.5 million for the six months ended June 30, 2020 decreased $518 thousand, or 12.9%, from the six months ended June 30, 2019. Our effective tax rate was 17.0% for the six months ended June 30, 2020 compared to 17.2% for the six months ended June 30, 2019.

Asset Quality

•Total non-performing assets were $30.4 million, or 0.68%, of total assets as of June 30, 2020, which included $657 million in PPP-related assets. Excluding the PPP-related assets , the ratio of total non-performing assets to total assets was 0.80% as of June 30, 2020 compared to 0.62% as of December 31, 2019 and 0.46% as of June 30, 2019. The increase from the six months ended December 31, 2019 is primarily due to one commercial real estate loan relationship totaling approximately $9.7 million. During the three months ended March 31, 2020, this loan was downgraded to substandard and placed on non-accrual as a result of a covenant violation. Management performed an evaluation of the collateral supporting the loan and concluded no specific loan loss reserve was required at the time.

•The allowance for loan losses measured as a percentage of loans, net of unearned income, as of June 30, 2020 was 0.81%, including $217 million in net PPP related loans. Excluding net PPP, the allowance for loan losses measured as a percentage of loans, net of unearned income, was 0.87% as of June 30, 2020 compared to 0.69% as of December 31, 2019 and 0.82% as of June 30, 2019. The increase in the allowance for loan losses from December 31, 2019 to June 30, 2020 resulted primarily from updates to the qualitative factors related to the economic environment and unemployment, in addition to a continuing update of the qualitative factor related specifically to the COVID-19 pandemic. As part of its ongoing evaluation of the allowance for loan losses, the Corporation evaluates, on at least a quarterly basis, all significant components of the allowance for loan losses, including historical loss factors, qualitative factors and other relevant factors to ensure it adequately represents management’s current estimation of probable incurred losses within the loan portfolio. Partially offsetting the increase in the allowance for loan losses, the second quarter of 2020 included a charge-off of approximately $2.6 million that had been specifically reserved during the first quarter of 2020 related to a secured commercial and industrial loan relationship with a borrower who is now deceased, as discussed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

•The allowance for loan losses at June 30, 2020 also included a qualitative factor specifically related to the COVID-19 pandemic and the potential impact this pandemic may have on the national and local economies, as well as our loan portfolio overall. Management recognizes the degree of uncertainty related to the continued spread of COVID-19 and the related impact the pandemic will continue to have on the economy. To quantify the potential impact of the pandemic, management evaluated the Corporation’s historical losses, by loan type, looking back to the recession that began in 2008 and the Corporation’s loan portfolio credit quality performance from 2008 to June 30, 2020. A loss assumption commensurate with the highest level of losses by loan type was used to estimate the potential impact on the loan portfolio, specifically loans for which customers were granted payment deferrals, as discussed above. This analysis resulted in a qualitative adjustment of approximately $909 thousand, which was reflected in the Corporation’s provision expense for the six months ended June 30, 2020 and the related allowance for loan losses during the same period. The Corporation will continue to evaluate this factor and update its analysis, as necessary, as developments related to the COVID-19 pandemic and its impact on the economy evolve.

•For the three months ended June 30, 2020, net loan charge-offs were $3.1 million, or 0.41%, of total average loans, compared to $697 thousand, or 0.11%, of total average loans during the comparable period in 2019.

•For the six months ended June 30, 2020, net loan charge-offs were $3.7 million, or 0.26%, of total average loans, compared to $1.4 million, or 0.11%, of total average loans during the comparable period in 2019. The increase in net loan charge-offs for the three and six months ended June 30, 2020 were primarily due to one commercial and industrial loan relationship, as discussed above.

•As part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), enacted in March 2020, financial institutions were given the option to delay the adoption of ASU No. 2016-13, “Financial Instruments – Credit Losses,” until the earlier of December 31, 2020 or the termination of the national emergency related to COVID-19. Given the complexity of the processes necessary to evaluate, document and implement properly the current expected credit losses methodology, combined with the effects of the COVID-19 pandemic and related responsive measures on the Corporation’s employees, the Corporation opted to delay the adoption of ASU No. 2016-13.

Capital

•As of June 30, 2020 CNB’s total shareholders’ equity of $330 million increased $43.7 million, or 15.2%, from June 30, 2019 as a result of an increase in accumulated other comprehensive income combined with organic earnings, partially offset by the payment of common stock dividends to our shareholders during the six months ended June 30, 2020.

•During the second quarter of 2020, the Corporation announced the termination of its “at-the-market” equity offering program (the “ATM Program”), pursuant to which the Corporation could offer and sell up to an aggregate gross sales price of $40,000,000 of its shares of common stock, no par value per share, through Keefe, Bruyette & Woods, Inc., the sales agent. The Corporation elected to terminate the ATM Program due to market conditions and to limit uncertainty and unfavorable dilution for its shareholders during this period of global economic volatility. Prior to termination, the Corporation had sold 168,358 shares of its common stock, raising approximately $5.1 million in gross proceeds.

•The Corporation's capital ratios are calculated in accordance with regulatory capital requirements and the interim final rule implemented in the second quarter of 2020 governing PPP and PPPLF participation. The interim final rule permits the Corporation to exclude exposures pledged as collateral to the PPPLF in the Corporation's total leverage exposure, average total consolidated assets, advanced approaches-total risk weighted assets, and standardized total risk-weighted assets, as applicable.

•As of June 30, 2020, with the exception of the Leverage ratio, all of the Corporation’s regulatory capital ratios reflected increases from December 31, 2019. The Corporation’s Tier 1 Leverage ratio of 7.55%, at June 30, 2020, decreased 31 bps from December 31, 2019, as a result of the impact of CNB’s participation in PPP, as many of its customers had not fully deployed their funds obtained under the PPP. Excluding this impact, the estimated Leverage ratio of 7.90% remained relatively stable, compared to 7.86% at December 31, 2019.

•As of June 30, 2020, the Corporation’s Tangible Common Equity/Tangible Assets ratio reflects the impact of PPP of approximately $217 million in net PPP Loans, and $222 million in PPPLF borrowings. Excluding PPP and PPPLF, the Corporation’s Tangible Common Equity/Tangible Assets ratio of 7.30% increased 16 bps from December 31, 2019.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.9 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office and 45 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19, (ii) actions governments, businesses and individuals take in response to the pandemic, (iii) the pace of recovery when the COVID-19 pandemic subsides, (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) adverse changes or conditions in capital and financial markets; (vii) changes in interest rates; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,

			%			%
	2020	2019	change	2020	2019	change
Income Statement
Interest income	$38,073	$38,282	(0.5)%	$78,163	$75,035	4.2%
Interest expense	8,135	9,488	(14.3)%	18,231	18,483	(1.4)%
Net interest income	29,938	28,794	4.0%	59,932	56,552	6.0%
Provision for loan losses	5,680	1,788	217.7%	8,759	3,094	183.1%
Net interest income after provision for loan losses	24,258	27,006	(10.2)%	51,173	53,458	(4.3)%

Non-interest income
Service charges on deposit accounts	924	1,569	(41.1)%	2,451	3,050	(19.6)%
Other service charges and fees	606	748	(19.0)%	1,196	1,394	(14.2)%
Wealth and asset management fees	1,374	1,202	14.3%	2,667	2,244	18.9%
Net realized gains on available-for-sale securities	2,190	0	NA	2,190	148	1,379.7%
Net realized and unrealized gains (losses) on trading securities	306	654	(53.2)%	(282)	1,454	(119.4)%
Mortgage banking	664	370	79.5%	1,001	609	64.4%
Bank owned life insurance	386	326	18.4%	865	687	25.9%
Card processing and interchange income	1,325	1,221	8.5%	2,453	2,250	9.0%
Other	174	702	(75.2)%	772	1,109	(30.4)%
Total non-interest income	7,949	6,792	17.0%	13,313	12,945	2.8%
Non-interest expenses
Salaries and benefits	10,673	11,507	(7.2)%	22,070	22,407	(1.5)%
Net occupancy expense of premises	3,059	2,695	13.5%	6,086	5,561	9.4%
FDIC insurance premiums	621	373	66.5%	1,240	795	56.0%
Core Deposit Intangible amortization	69	166	(58.4)%	152	331	(54.1)%
Card processing and interchange expenses	592	684	(13.5)%	1,388	1,431	(3.0)%
Other (4)	7,185	6,559	9.5%	13,005	12,634	2.9%
Total non-interest expenses	22,199	21,984	1.0%	43,941	43,159	1.8%

Income before income taxes	10,008	11,814	(15.3)%	20,545	23,244	(11.6)%
Income tax expense	1,762	2,047	(13.9)%	3,486	4,004	(12.9)%
Net income	$8,246	$9,767	(15.6)%	$17,059	$19,240	(11.3)%

Average diluted shares outstanding	15,341,317	15,168,485		15,312,965	15,168,214

Diluted earnings per share	$0.54	$0.64	(15.6)%	$1.11	$1.26	(11.9)%
Cash dividends per share	$0.17	$0.17	0.0%	$0.34	$0.34	0.0%

Payout ratio	31%	27%		31%	27%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2020	2019	2020	2019
Average Balances
Loans, net of unearned income	$3,000,701	$2,565,819	$2,909,194	$2,534,745
Loans, net of unearned income and PPP (1)	2,825,048	2,565,819	2,821,298	2,534,745
Investment securities	556,253	534,252	566,510	531,641
Total earning assets	3,903,207	3,115,006	3,704,135	3,075,336
Total earning assets, net of PPP and PPPLF (1)	3,494,983	3,115,006	3,499,884	3,075,336
Total assets	4,149,762	3,331,373	3,947,618	3,289,573
Total assets,net of PPP and PPPLF (1)	3,741,538	3,331,373	3,743,367	3,289,573
Non interest-bearing deposits	488,754	355,058	429,296	350,399
Interest-bearing deposits	2,930,833	2,338,629	2,820,524	2,296,805
Shareholders' equity	322,059	278,907	317,587	273,192
Tangible shareholders' equity (1)	283,280	239,672	278,767	233,875

Average Yields
Loans, net of unearned income	4.67%	5.40%	4.88%	5.37%
Investment securities	2.66%	3.02%	2.86%	3.06%
Total earning assets	3.98%	4.98%	4.30%	4.97%
Total earning assets, net of PPP and PPPLF (1)	4.45%	4.98%	4.55%	4.97%
Interest-bearing deposits	0.81%	1.24%	0.99%	1.21%
Interest-bearing liabilities	1.00%	1.44%	1.17%	1.42%

Performance Ratios (annualized)
Return on average assets	0.80%	1.18%	0.87%	1.18%
Return on average equity	10.30%	14.05%	10.80%	14.20%
Return on average tangible equity (1)	11.71%	16.35%	12.31%	16.59%
Net interest margin, fully tax equivalent basis (1)	3.14%	3.76%	3.31%	3.76%
Net interest margin, fully tax equivalent basis and net of PPP and PPPLF (1)	3.51%	3.76%	3.50%	3.76%
Efficiency Ratio	57.76%	60.35%	59.01%	60.60%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$2,733	$245	$2,841	$475
Holiday Financial net loan charge-offs	333	452	862	886
Total net loan charge-offs	$3,066	$697	$3,703	$1,361

Net loan charge-offs / average loans	0.41%	0.11%	0.26%	0.11%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,	% change versus
	2020	2019	2019	12/31/19	06/30/19

Ending Balance Sheet
Loans, net of unearned income	$3,030,171	$2,804,035	$2,622,358	8.1%	15.6%
Loans held for sale	6,065	930	2,032	552.2%	198.5%
Investment securities	554,983	552,122	542,874	0.5%	2.2%
FHLB and other equity interests	11,383	11,354	12,882	0.3%	(11.6)%
Other earning assets	617,785	150,601	909	310.2%	67,863.1%
Total earning assets	4,220,387	3,519,042	3,181,055	19.9%	32.7%

Allowance for loan losses	(24,529)	(19,473)	(21,437)	26.0%	14.4%
Goodwill	38,730	38,730	38,730	0.0%	0.0%
Core deposit intangible	8	160	396	(95.0)%	(98.0)%
Other assets	234,955	225,200	202,230	4.3%	16.2%
Total assets	$4,469,551	$3,763,659	$3,400,974	18.8%	31.4%

Non interest-bearing deposits	$507,236	$382,259	$352,570	32.7%	43.9%
Interest-bearing deposits	3,088,786	2,720,068	2,382,192	13.6%	29.7%
Total deposits	3,596,022	3,102,327	2,734,762	15.9%	31.5%

Borrowings	416,313	227,907	257,784	82.7%	61.5%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	56,324	57,839	51,193	(2.6)%	10.0%

Common stock	0	0	0	NA	NA
Additional paid in capital	102,374	99,335	97,414	3.1%	5.1%
Retained earnings	213,327	201,503	185,838	5.9%	14.8%
Treasury stock	(2,027)	(2,811)	(2,735)	(27.9)%	(25.9)%
Accumulated other comprehensive income (loss)	16,598	6,939	6,098	139.2%	NA
Total shareholders' equity	330,272	304,966	286,615	8.3%	15.2%

Total liabilities and shareholders' equity	$4,469,551	$3,763,659	$3,400,974	18.8%	31.4%

Ending shares outstanding	15,396,561	15,247,985	15,197,983

Book value per share	$21.45	$20.00	$18.86	7.3%	13.7%
Tangible book value per share (1)	$18.94	$17.45	$16.28	8.5%	16.3%

Capital Ratios
Tangible common equity / tangible assets (1)	6.58%	7.14%	7.36%
Tier 1 leverage ratio	7.55%	7.86%	8.00%
Common equity tier 1 ratio	9.78%	9.32%	9.45%
Tier 1 risk based ratio	10.48%	10.03%	10.23%
Total risk based ratio	13.11%	12.51%	13.00%

Asset Quality (3)
Non-accrual loans	$29,269	$21,736	$14,860
Loans 90+ days past due and accruing	128	61	464
Total non-performing loans	29,397	21,797	15,324
Other real estate owned	998	1,633	440
Total non-performing assets	$30,395	$23,430	$15,764

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,366	$7,359	$7,538
Non-performing TDR loans (2)	3,747	2,443	5,334
Total TDR loans	$11,113	$9,802	$12,872

Non-performing assets / Loans + OREO	1.00%	0.84%	0.60%
Non-performing assets / Total assets	0.68%	0.62%	0.46%
Non-performing assets / Total assets, net of PPP and PPPLF (1)	0.80%	0.62%	0.46%
Allowance for loan losses / Loans	0.81%	0.69%	0.82%
Allowance for loan losses / Loans, net of PPP (1)	0.87%	0.69%	0.82%

(1) - The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
(2) - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(3) - The asset quality table data was refined to reflect deferred fees and costs as well as interest paid to principal. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
(4) - Includes $462 and $534 in merger related expenses for the three and six months ended June 30, 2020, respectively.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2020	2019	2019
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$330,272	$304,966	$286,615
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	8	160	396
Tangible common equity	$291,534	$266,076	$247,489

Total assets	$4,469,551	$3,763,659	$3,400,974
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	8	160	396
Tangible assets	$4,430,813	$3,724,769	$3,361,848

Ending shares outstanding	15,396,561	15,247,985	15,197,983

Tangible book value per share	$18.94	$17.45	$16.28
Tangible common equity/Tangible assets	6.58%	7.14%	7.36%

Calculation of tangible common equity/tangible assets, net of PPP loans (net) and PPPLF:
Tangible common equity	$291,534	$266,076	$247,489

Tangible assets	$4,430,813	$3,724,769	$3,361,848
Less: PPP loans, net of deferred processing fees	217,007	0	0
Less: PPPLF	222,785	0	0
Adjusted tangible assets	$3,991,021	$3,724,769	$3,361,848

Adjusted tangible common equity/tangible assets	7.30%	7.14%	7.36%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Calculation of average loans, net of unearned income and PPP:
Average loans, net of unearned	$3,000,701	$2,565,819	$2,909,194	$2,534,745
Less: average PPP loans, net of deferred PPP processing fees	175,653	0	87,896	0
Adjusted average loans, net of unearned income and PPP (non-GAAP)	$2,825,048	$2,565,819	$2,821,298	$2,534,745

Calculation of average total earning assets, net of PPP and PPPLF:
Average total earning assets	$3,903,207	$3,115,006	$3,704,135	$3,075,336
Less: average PPP loans, net of deferred PPP processing fees	175,653	0	87,896	0
Less: estimated average PPP deposits held at the Federal Reserve	175,653	0	87,896	0
Less: average PPPLF deposits held at the Federal Reserve	56,918	0	28,459	0
Adjusted average total earning assets, net of PPP and PPPLF (non-GAAP)	$3,494,983	$3,115,006	$3,499,884	$3,075,336

Calculation of average total assets, net of PPP and PPPLF:
Average total assets	$4,149,762	$3,331,373	$3,947,618	$3,289,573
Less: average PPP loans, net of deferred PPP processing fees	175,653	0	87,896	0
Less: estimated average PPP deposits held at the Federal Reserve	175,653	0	87,896	0
Less: average PPPLF deposits held at the Federal Reserve	56,918	0	28,459	0
Adjusted average total assets, net of PPP and PPPLF (non-GAAP)	$3,741,538	$3,331,373	$3,743,367	$3,289,573

Calculation of average yield on earning assets, net of unearned income and PPP:
Investment income (tax equivalent)	$3,530	$4,010	$7,803	$8,059
Add: loan income (tax equivalent)	34,817	34,513	70,539	67,556
Add: other earning asset income (tax equivalent)	88	124	517	174
Total income related to earning assets (tax equivalent) (non-GAAP)	$38,435	38,647	$78,859	$75,789

Adjusted average total earning assets, net of PPP and PPPLF (non-GAAP)	$3,494,983	$3,115,006	$3,499,884	$3,075,336
Less: average mark to market adjustment on investments (non-GAAP)	21,665	2,231	16,936	(277)
Adjusted average total earning assets, net of market to market, PPP and PPPLF (non-GAAP)	$3,473,318	$3,112,775	$3,482,948	3,075,613
Adjusted average yield on earning assets, net of unearned income, PPP and PPPLF (non-GAAP) (annualized)	4.45%	4.98%	4.55%	4.97%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2020	2019	2019

Calculation of non-performing assets / Total assets, net of PPP and PPPLF:
Non-performing assets	$30,395	$23,430	$15,764

Total assets	$4,469,551	$3,763,659	$3,400,974
Less: PPP loans, net of deferred fees	217,007	0	0
Less: estimated PPP deposits held at the Federal Reserve	217,007	0	0
Less: PPPLF deposits held at the Federal Reserve	222,785	0	0
Adjusted total assets, net of PPP and PPPLF (non-GAAP)	$3,812,752	$3,763,659	$3,400,974

Adjusted non-performing assets / total assets, net of PPP and PPPLF (non-GAAP)	0.80%	0.62%	0.46%

Calculation of allowance / loans, net of PPP:
Total allowance for loan losses	$24,529	$19,473	$21,437

Total loans net of unearned income	$3,030,171	$2,804,035	$2,622,358
Less: PPP loans, net of deferred fees	217,007	0	0
Adjusted total loans, net of unearned income and PPP (non-GAAP)	$2,813,164	$2,804,035	$2,622,358

Adjusted allowance / loans, net of PPP (non-GAAP)	0.87%	0.69%	0.82%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$38,435	$38,647	$78,859	$75,789
Interest expense (fully tax equivalent basis) (non-GAAP)	8,135	9,488	18,231	18,483
Net interest income (fully tax equivalent basis (non-GAAP)	$30,300	$29,159	$60,628	$57,306

Average total earning assets	$3,903,207	$3,115,006	$3,704,135	$3,075,336
Less: average mark to market adjustment on investments	21,665	2,231	16,936	(277)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$3,881,542	$3,112,775	$3,687,199	$3,075,613

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.14%	3.76%	3.31%	3.76%

Calculation of net interest margin (fully tax equivalent basis), net of PPP and PPPLF:
Net interest income (fully tax equivalent basis (non-GAAP)	$30,300	$29,159	$60,628	$57,306
Adjusted average total earning assets, net of market to market, PPP and PPPLF (non-GAAP)	3,473,318	3,112,775	3,482,948	3,075,613

Net interest margin, fully tax equivalent basis, net of PPP and PPPLF (non-GAAP) (annualized)	3.51%	3.76%	3.50%	3.76%